SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 5, 2001

MarketU Inc.
(Exact name of Registrant as specified in its charter)

Nevada	0-29067	98-0173359
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

20145 Stewart Crescent, Suite 101, Maple Ridge,
British Columbia, Canada V2X 0T6,
(604) 460-7634
(Address and telephone number of principal executive offices, including Zip Code)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On March 5, 2001, a company controlled by a director of the Registrant entered into an agreement with the Registrant to acquire 375,000 common shares of the Registrant at a price of $0.20 per share. This private placement closed on May 4, 2001, and the shares are issued as restricted stock.

On May 18, 2001, the same placee entered into an agreement with the Registrant to acquire 375,000 Units at a price of $0.20 per Unit. Each Unit comprises of one common share and a two-year non-transferable share purchase warrant. Each whole warrant entitles the placee to purchase one additional common share in the capital stock of the Company at a price of $0.25 per share. The total gross proceeds of this private placement is $75,000. The Registrant received $25,000 in cash on May 22, 2001 and a promissory note from the placee for the balance of $50,000. The $50,000 loan is interest free, with $25,000 payable on June 11, 2001 and $25,000 payable on July 13, 2001. The securities are issued as restricted stock and the share and warrant certificates are being held in escrow by the Registrant pending receipt of full payment from the placee.

On May 29, 2001, one of the officers of the Registrant entered into an agreement with the Registrant to acquire 150,000 Units at a price of $0.20 per Unit, for total gross proceeds of $30,000. Each Unit comprises of one common share and a two-year non-transferable share purchase warrant. Each whole warrant entitles the placee to purchase one additional common share in the capital stock of the Company at a price of $0.25 per share. The securities are issued as restricted stock.

The proceeds of all of the private placements will be used to pay off the existing debts of the Registrant and for general working capital requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2001

MARKETU INC.

By: /s/  "Scott Munro"
Scott Munro, Treasurer